Exhibit 99.1

Echo Therapeutics, Inc. Announces 2013 Financial Results

Company to Host Conference Call Today, March 27, 2014 at 9:00 AM ET

Philadelphia, PA – March 27, 2014 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a medical device company developing its Symphony® CGM System as a non-invasive, wireless continuous glucose monitoring system, today announced financial results for the year ended December 31, 2013.  Echo’s Annual Report on Form 10-K, as filed with the SEC, will be available by visiting the Investors section of Echo’s website at www.echotx.com on March 28, 2014 after the close of the financial markets.

Recent Corporate Highlights:

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In November 2013, Echo completed its multi-center clinical trial of the Symphony CGM System in post-surgical patients in hospital critical care units. Data collected from the study was presented at the International Symposium on Intensive Care and Emergency Medicine (ISICEM) in Brussels in March 2014.

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In January 2014, Echo submitted data from the study, along with other additional documentation, to their notified body in a Technical File to support their CE Mark application to potentially obtain marketing approval for the Symphony CGM System in Europe.

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Echo entered into a strategic collaboration agreement with Medical Technologies Innovation Asia (MTIA), Ltd., Hong Kong, for a license arrangement and equity investment in Echo in December 2013. Under the terms of the License, Development and Commercialization Agreement between MTIA and Echo, Echo granted MTIA rights to develop, manufacture, market and distribute Echo's Symphony CGM System on an exclusive basis for the Chinese market, including the Peoples' Republic of China, Hong Kong, Macau and Taiwan.

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As part of a restructuring plan, Echo implemented a number of substantial cost reduction measures that did not diminish its ability to execute on its short-term objectives. As a result of these initiatives, 4th quarter cash usage decreased by approximately 39% from the average quarterly cash usage experienced during the first three quarters of 2013.

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Echo hired Thomas Bishop, an accomplished product development executive, as Vice President of Product Development in January 2014. Mr. Bishop is leading the execution of Echo’s product roadmap strategy.

“We made tangible progress during 2013 and we achieved some important milestones, including the clinical validation of the Symphony CGM System,” said Robert F. Doman, Echo’s Executive Chairman and Interim CEO. “With our experienced management team, along with the cash infusion associated with the MTIA agreement, we can now focus on the continued, accelerated pace of Symphony’s development finalization necessary for the European market launch and the FDA regulatory trial.”

Fourth Quarter 2013 Financial Results

Echo’s net loss for the fourth quarter of 2013 was $3.9 million, or ($0.36) per share, compared to $1.9 million, or ($0.48) per share, for the fourth quarter of 2012. The operating loss for the fourth quarter of 2013 was $3.1 million compared to $4.7 million for the fourth quarter of 2012.  Research and development expenses were $1.3 million for the fourth quarter of 2013 compared to $2.9 million for the fourth quarter of 2012. Selling, general and administrative expenses were $1.8 million for the fourth quarter of 2013 compared to $1.7 million for the fourth quarter of 2012.

Fiscal Year 2013 Financial Results

For fiscal year 2013, the Company was principally involved with the product development and clinical studies of its Symphony CGM System. Echo's net loss for fiscal year 2013 was $19.4 million, or ($2.33) per share, compared to $12.3 million, or ($3.12) per share during 2012.  The operating loss for the year ended December 31, 2013 was $19.6 million compared to $15.0 million for the year ended December 31, 2012.  Research and development expenses were $11.3 million for the year ended December 31, 2013 compared to $8.7 million for the year ended December 31, 2012.  The increase in research and development expenses was primarily related to increased engineering and design expenses incurred with outside contractors and personnel relating to Symphony development.  Selling, general and administrative expenses were $8.4 million during 2013 compared to $6.4 million in 2012.   The increase in selling, general and administrative expenses was primarily due to increased personnel costs, legal costs, and expenses related to prelaunch marketing and manufacturing activities.  Echo reported a cash balance of approximately $8.1 million as of December 31, 2013.

Conference Call

Management will host a conference call today starting at 9:00 AM ET.  To listen and/or participate in the call, please dial (877) 737-7051 and reference Echo Therapeutics and passcode 2657537 or pre-register for the call at http://bit.ly/1ge4TQk.  The archived audiocast will be available for fourteen days following the call by visiting the Events section of Echo's website at www.echotx.com.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless, continuous glucose monitoring system for use initially in the critical care setting. A significant longer-term opportunity may also exist for Symphony to be used in the hospital beyond the critical care setting, as well as in patients with diabetes in the outpatient setting. Echo has also developed its needle-free skin preparation device, the Prelude® SkinPrep System, as a platform technology to enhance delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts, including the statement about its conference call, may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$8,055,385	$3,747,210
Other current assets	1,319,713	1,451,093
Total current assets	9,375,098	5,198,303
Net property and equipment (including assets under capitalized leases)	1,495,807	1,638,395
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs	2,581,324	3,549,328
Restricted cash, deposits and other assets	12,066	10,566
Total other assets	12,218,390	13,184,894
Total assets	$23,089,295	$20,021,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,036,320	$2,319,219
Deferred revenue from licensing agreements	76,428	90,228
Derivative warrant liability	1,119,155	5,585,141
Accrued expenses and other liabilities	1,412,468	1,583,975
Total current liabilities	3,644,371	9,578,563
Deferred revenue, net of current portion	76,428	212,423
Total liabilities	3,720,799	9,790,986
Commitments
Stockholders' Equity:
Convertible preferred stock, Series C,D & E	27,496	30,160
Common stock	117,764	44,374
Additional paid-in capital	132,192,648	104,058,087
Accumulated deficit	(112,969,412)	(93,902,015)
Total stockholders' equity	19,368,496	10,230,606
Total liabilities and stockholders' equity	$23,089,295	$20,021,592

Condensed Consolidated Statements of Operations
	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Licensing revenue	$(40,071)	$(87,662)	$27,600	$5,119
Total revenues	(40,071)	(87,662)	27,600	5,119

Operating Expenses:
Research and development	1,304,054	2,939,293	11,298,931	8,670,710
Selling, general and administrative	1,774,931	1,672,104	8,365,137	6,374,429
Total operating expenses	3,078,985	4,611,397	19,664,068	15,045,139
Loss from operations	(3,119,056)	(4,699,059)	(19,636,468)	(15,040,020)

Other Income (Expense):
Interest expense, net	(241,574)	(415,135)	(3,896,915)	(499,392)
Debt financing costs	-	(295,000)	-	(455,000)
Loss on disposals of assets	-	-	-	(21,272)
Gain (loss) on revaluation of derivative warrant liability	(140,000)	3,482,395	4,465,986	3,683,676
Other income (expense), net	(381,574)	(2,772,260)	569,071	2,708,012
Net loss	(3,500,630)	(1,926,799)	(19,067,397)	(12,332,008)
Deemed dividend on beneficial conversion feature of Convertible preferred stock	(371,140)	-	(371,140)	-
Net loss applicable to common shareholders	$(3,871,770)	$(1,926,799)	$(19,438,537)	$(12,332,008)
Net loss per common share, basic and diluted	$(0.36)	$(0.48)	$(2.33)	$(3.12)
Basic and diluted weighted average common shares outstanding	10,698,450	4,042,635	8,359,837	3,955,046

(Reflects 1-for-10 reverse stock split, effective June 7, 2013)

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